Exhibit 5.1

Delphi Automotive PLC

Queensway House

Hilgrove Street

St Helier

JE1 1ES

Jersey

1 May 2012

Dear Sirs

Delphi Automotive PLC (the “Company”)—Registration of Shares under the US Securities Act of 1933, as amended (the “Securities Act”)

1.	Background

1.1	We have acted as the Company’s Jersey legal advisers in connection with the registration under the Securities Act of 243,472,444 ordinary shares of US$0.01 each in the capital of the Company (the “Shares”), including 211,097,013 of such Shares to be registered pursuant to the registration statement on Form S-1 dated 1 May 2012 (the “May Registration Statement”) and 32,375,431 of such Shares previously registered pursuant to the registration statement on Form S-1 (File No. 333-179282) dated 1 February 2012 (the “February Registration Statement”).

1.2	The Shares may be sold from time to time by the selling shareholders (the “Selling Shareholders”) identified as such in the combined prospectus contained in the May Registration Statement (the “Combined Prospectus”).

1.3	The Company has asked us to provide this Opinion in connection with the registration of the Shares under the Securities Act.

1.4	In this opinion, “non-assessable” means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2.	Documents Examined

2.1	For the purposes of this Opinion, we have examined and relied upon the following documents:-

2.1.1	the February Registration Statement;

2.1.2	the May Registration Statement;

2.1.3	the Combined Prospectus;

O F F I C E S: J E R S E Y • G U E R N S E Y • L O N D O N

PARTNERS: Guy Coltman  •    Nicholas Crocker  •    Peter German

William Grace  •    Michael Jeffrey  •    Nicolas Journeaux  •    John Kelleher

Robert MacRae    •    Simon Marks    •    Paul Matthams    •    Robert Milner

Daniel O’Connor   •  Alexander Ohlsson  •  Marcus Pallot

Christopher Philpott  •  Edward Quinn  •  Siobhan Riley  •  Robin Smith

	47 Esplanade	Telephone:	+44(0) 1534 888900
	St Helier	Facsimile:	+44(0) 1534 887744
	Jersey	E-mail:	info@careyolsen.com
JE1 0BD
Paul Sugden

Delphi Automotive PLC

1 May 2012

2.1.4	the exchange agreement dated 16 November 2011 relating to the transfer of membership interests of Delphi Automotive LLP in exchange for shares in the Company between the Company and the persons named therein (the “Exchange Agreement”);

2.1.5	the transfer instruments relating to the transfer of membership interests in Delphi Automotive LLP being transferred in accordance with the Exchange Agreement;

2.1.6	minutes of meetings of the board of directors of the Company held on 24 May 2011 and 14 November 2011 respectively;

2.1.7	a written resolution of the shareholders of the Company dated 3 November 2011 pursuant to which the shareholders, among other things, approved an increase of the share capital of the Company (the “Written Resolution”);

2.1.8	the Company’s certificate of incorporation and memorandum and articles of association as in force as at the date hereof;

2.1.9	a consent to issue shares dated 19 May 2011 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958; and

2.1.10	a copy of the register of members of the Company, as produced to us by Computershare Investor Services (Jersey) Limited, dated 22 November 2011 (the “Copy Shareholder Records”).

2.2	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3.	Assumptions

3.1	For the purposes of giving this opinion we have assumed:-

3.1.1	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

3.1.2	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

3.1.3	the accuracy and completeness in every respect of the Copy Shareholder Records, with there being no declarations of trust or equivalent affecting the shares in the Company;

3.1.4	the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof; and

Delphi Automotive PLC

1 May 2012

3.1.5	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the following opinion:

4.1	The Shares to be sold by the Selling Shareholders have been validly authorized and, having been issued pursuant to the Exchange Agreement, were validly issued and are fully paid and non-assessable.

4.2	The statements made in the section of the Combined Prospectus headed “Tax Considerations—Jersey Tax Considerations” constitute our opinion with respect to the material tax consequences under Jersey law of the acquisition, ownership and disposition of the Shares.

5.	Qualification

This Opinion is subject to any matter of fact not disclosed to us.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as Exhibits 5.1 and 23.2 to the May Registration Statement and to reference to us being made in the paragraph of the Combined Prospectus headed “Validity of Ordinary Shares”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen

Carey Olsen